EXHIBIT 99.2
MAGNUM HUNTER SUBSIDIARY

ANNOUNCES PURCHASE OF TWO NEW DRILLING RIGS

 FOR IMMEDIATE RELEASE – Houston – (Market Wire) – July 15, 2011 – Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE Amex: MHR-PrC) (NYSE Amex: MHR-PrD) (“Magnum Hunter” or the “Company”) announced today that the Company’s Appalachian Basin Division has acquired two new 2011 Schramm T200XD trailer mounted hydraulic drilling rigs (“Schramm Rigs”) with a rated vertical working depth capacity of 9,000 feet. The two new Schramm Rigs will join the existing Alpha Hunter Drilling LLC (“Alpha Hunter”) drilling rig fleet comprised of three Schramm T130 rigs.

All five of Alpha Hunter’s drilling rigs are under term contracts with third parties who are operators active in the Pennsylvania and northwestern West Virginia Marcellus Shale region. When Magnum Hunter acquired Triad Energy early last year out of bankruptcy, the three existing Schramm Rigs were part of the overall acquisition. Alpha Hunter has been successful in contracting its rig fleet out on an improving day rate basis since last year. The existing drilling rig fleet have been primarily used to drill the vertical top hole sections for Marcellus Shale wells for third parties and for Triad Hunter LLC. These two Schramm Rigs can not only drill the surface holes, but they can also perform the directional drilling operations in unconventional resource shales in this region. They are equipped with automatic pipe handling systems, have unparalleled mobility and utilize the smallest footprint available in the market today.  Due to the mountainous terrain in Appalachia, utilizing pad drilling and minimizing surface locations significantly reduce the location cost of each well.

The two new drilling rigs (including drill pipe) are being purchased for approximately $5.8 million and are being financed under a secured commercial bank term loan.

Management Comments

 Mr. Kirk Trosclair, Senior Vice President of Equipment Services for Triad Hunter LLC, commented, “The addition of the two new Schramm Rigs recently acquired will expand Alpha Hunter Drilling’s ability to provide top of the line, safety oriented, and cost effective contract drilling services for our Appalachian exploration and production customers. Additionally, Triad Hunter will receive the benefit of having an internal source for oilfield service equipment, supplies and drilling rigs available to draw upon and utilize as we expect the markets for this specialized equipment to continue to be extremely tight over the next several years. We believe adding these two high quality drilling rigs to our existing three rig fleet will allow Triad Hunter the greatest amount of operational flexibility in providing for our Company’s internal needs as well as third parties.”

About Magnum Hunter Resources Corporation

 Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition, development and production of oil and natural gas, primarily in the states of West Virginia, Kentucky, Ohio, Texas, North Dakota and Saskatchewan, Canada. The Company is presently active in three of the most prolific shale resource plays in North America, namely the Marcellus Shale, Eagle Ford Shale and Williston Basin/Bakken Shale.

For more information, please view our website at http://www.magnumhunterresources.com/

Forward-Looking Statements

The statements and information contained in this press release that are not statements of historical fact, including all estimates and assumptions contained herein, are “forward looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, our oil and gas reserve estimates, estimates of oil and natural gas resource potential, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “could”, “should”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “project”, “pursue”, “plan” or “continue” or the negative thereof or variations thereon or similar terminology. These forward-looking statements are subject to numerous assumptions, risks, and uncertainties. Factors that may cause our actual results, performance, or achievements to be materially different from those anticipated in forward-looking statements include, among other, the following: adverse economic conditions in the United States and globally; difficult and adverse conditions in the domestic and global capital and credit markets; changes in domestic and global demand for oil and natural gas; volatility in the prices we receive for our oil and natural gas; the effects of government regulation, permitting, and other legal requirements; future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of our oil and natural gas reserves; our ability to increase our production and oil and natural gas income through exploration and development; our ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill, and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in our drilling plans and related budgets; and the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Readers are cautioned not to place undue reliance on forward-looking statements, contained herein, which speak only as of the date of this document.  Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, including estimates, whether as a result of new information, future events, or otherwise. We urge readers to review and consider disclosures we make in our public filings made from time to time with the Securities and Exchange Commission that discuss factors germane to our business, including our Annual Report on Form 10-K, as amended for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

Magnum Hunter Contact:	M. Bradley Davis Senior Vice President of Capital Markets bdavis@magnumhunterresources.com (832) 203-4545